ULTRA SERIES FUND
All Series (Except Target Date Funds)

MANAGEMENT AGREEMENT
This Management Agreement (“Agreement”) is made effective as of this 1st day of December, 2023, by and between Ultra Series Fund, a business trust organized and existing under the laws of the Commonwealth of Massachusetts (the “Fund”), and Madison Asset Management, LLC (the “Manager”), a limited liability corporation organized and existing under the laws of the state of Wisconsin.
WHEREAS, the Fund is a series-type, open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), that issues shares of beneficial interest in one or more investment portfolios (each, a “Series”), with each such Series having its own investment objective; and
WHEREAS, the Manager is engaged principally in rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and
WHEREAS, the Fund desires to retain the Manager to provide or to arrange to provide overall management of the Fund and each Series designated on Exhibit A hereto, including, but not limited to, investment advisory, custody, transfer agency, dividend disbursing, legal, accounting, and administrative services, in the manner and on the terms and conditions set forth in this Agreement; and
WHEREAS, the Manager is willing to provide or to arrange to provide such services to the Fund and each Series on the terms and conditions set forth in this Agreement; and
WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act.
NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:
1.Appointment and Acceptance.
(a)The Fund hereby engages the Manager to act as the Fund’s general manager to provide or to arrange to provide directly or through third parties, investment advisory, custody, transfer agency, dividend disbursing, legal, accounting, and administrative services to each Series of the Fund listed on Exhibit A hereto, and to any additional investment portfolios that the Fund may establish in the future; and to provide or to arrange to provide the above services subject to the supervision of the board of trustees of the Fund (the “Board”), for the period and on the terms and conditions set forth in this Agreement. The Manager hereby accepts such engagement and agrees during such period, at its own expense, to provide or to arrange to provide, such investment advisory and general management services, and to assume the obligations set forth in this Agreement for the compensation provided for herein. The Manager may retain any affiliated or unaffiliated parties including, but not limited to, subadvisers, custodians, transfer agents, dividend disbursing agents, attorneys and accountants (collectively referred to as “Service Providers”), to perform any or all of the services set forth in this Agreement; provided that any such Service Provider retained by the Manager shall be subject to the Manager’s supervision and oversight and further provided with respect to any subadviser, such agreements are entered into in accordance with and meet all applicable requirements of the 1940 Act and the rules thereunder. The Manager’s delegation of duties as described above shall not relieve the Manager of any of its duties hereunder.

(b)The Manager, its affiliates and any subadvisers, custodians, transfer agents, dividend-disbursing agents, attorneys, accountants, or other parties performing services for the Manager shall for all purposes herein be deemed to be independent contractors and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund or a Series in any way or otherwise be deemed agents of the Fund or a Series.
2.Investment Advisory Duties and Responsibilities of the Manager.
(a)Subject to the direction and control of the Board, the Manager shall provide a continuous investment program for each Series, including investment research and management of the investment and reinvestment of the assets of each Series, in accordance with: (i) the 1940 Act, the Advisers Act and all applicable rules and regulations promulgated thereunder by the Securities and Exchange Commission (the “SEC”); (ii) any other applicable provision of law or regulation, including the Internal Revenue Code of 1986, as amended (the “Code”); (iii) the terms of the Fund’s Declaration of Trust and Bylaws, each as amended and restated from time to time; (iv) the Series’ investment objectives, policies and restrictions as set forth in the Fund’s registration statement on Form N-1A, as amended from time to time (the “Registration Statement”); and (v) any policies and determinations of the Board. Any Service Provider retained by the Manager shall be subject to the same requirements as specified in the foregoing sentence. In connection therewith, the Manager, as agent and attorney-in-fact with respect to each Series, shall have full authority to make decisions to purchase and sell securities and other assets for each Series, to exercise all voting and other rights pertaining to such securities and other assets, to place each Series’ portfolio transactions with broker-dealers, to negotiate the terms of such transactions on behalf of such Series (subject to the provisions of Section 2(b) hereof), and to perform such other functions of investment management and supervision as may be directed by the Board. The Adviser also shall have the responsibility to cause the Adviser’s officers and employees to attend meetings and furnish oral or written reports, as the Trust may reasonably request.
(b)In the performance of its duties under this Agreement, the Adviser shall place orders either directly with the issuer or with any broker or dealer. Subject to the other provisions of this Section, in placing orders with brokers and dealers, the Adviser will attempt to obtain the best price and the most favorable execution of its orders, and all such brokerage placement shall be made in compliance with Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and other applicable state and federal laws. In placing orders, the Adviser will consider the experience and skill of the firm’s securities traders as well as the firm’s financial responsibility and administrative efficiency. Consistent with this obligation, the Adviser may select brokers on the basis of the research, statistical and pricing services they provide to the Trust and other clients of the Adviser. A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Adviser determines in good faith that such commission is reasonable in terms either of the transaction or the overall responsibility of the Adviser to the Trust and its other clients and that the total commissions paid by the Trust will be reasonable in relation to the benefits to the Trust over the long-term. In no instance, however, will the Trust’s securities be purchased from or sold to the Adviser, or any affiliated person thereof, except to the extent permitted by the SEC or by applicable law.
(c)As part of carrying out its obligations to manage the investment and reinvestment of the assets of each Series consistent with the requirements under the 1940 Act, the Manager shall:
(i)Perform research and obtain and analyze pertinent economic, statistical, and financial data relevant to the investment policies of each Series as set forth in the Registration Statement;

(ii)Consult with the Board and furnish to the Board recommendations with respect to an overall investment strategy for each Series for approval, modification, or rejection by the Board;
(iii)Seek out and implement specific investment opportunities, consistent with any investment strategies approved by the Board;
(iv)Take such steps as are necessary to implement any overall investment strategies approved by the Board for each Series, including making and carrying out day-to-day decisions to acquire or dispose of permissible investments, managing investments and any other property of the Series, and providing or obtaining such services as may be necessary in managing, acquiring or disposing of investments;
(v)Regularly report to the Board with respect to the implementation of any approved overall investment strategy and any other activities in connection with management of the assets of each Series;
(vi)Maintain all required accounts, records, memoranda, instructions, or authorizations relating to the acquisition or disposition of investments for each Series and the Fund;
(vii)Furnish any personnel, office space, equipment, and other facilities necessary for the operation of each Series as contemplated in this Agreement;
(viii)Provide the Fund with such accounting or other data concerning the Fund’s investment activities as shall be necessary or required to prepare and to file all periodic financial reports or other documents required to be filed with the SEC and any other regulatory entity;
(ix)Assist in determining each business day the net asset value of the shares of each Series in accordance with applicable law; and
(x)Enter into any written subadvisory contract with another affiliated or unaffiliated party, subject to any approvals required by Section 15 of the 1940 Act, pursuant to which such party will carry out some or all of the Manager’s responsibilities (as specified in such investment subadvisory contract) listed above.
(d)The Manager shall maintain business continuity, cybersecurity, disaster recovery and backup capabilities and facilities in keeping with industry standards and SEC requirements through which the Manager will be able to perform its obligations hereunder with minimal disruptions or delay.
(e)The Manager has adopted and shall maintain a code of ethics complying with Rule 204A-1 of the Advisers Act.
(f)To the extent prohibited by Regulation S-P, the Manager and its affiliates will not disclose any non-public personal information, as defined in Regulation S-P, received from the Fund regarding any shareholder unless in accordance with an exception under Regulation S-P, or as otherwise may be permitted by law. The Manager represents and warrants that, in accordance with applicable state privacy laws and Regulation S-P, it has implemented safeguards by adopting policies and procedures reasonably designed to: (i) insure the security and confidentiality of records and non-public personal information of shareholders; (ii) protect against any anticipated threats or hazards to the security or integrity of shareholder records and non-public personal information; and (iii) protect against unauthorized access to or use of such shareholder records or non-public personal information that could result in substantial harm or inconvenience to any shareholder. The Manager shall treat confidentially all records of the Fund and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where the Manager may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or (ii) when so requested by the Fund.
(g)The Manager acknowledges that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any implementing regulations thereunder (together, the “AML Laws”), the Fund has adopted anti-money laundering policies and procedures (the “AML Policies”). The Manager agrees to comply with the Fund’s AML Policies and the AML Laws, as the same may apply to the Manager, now and in the future, and understands and agrees that the Fund may disclose information regarding the Manager to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by such law or regulation.
(h)The Manager shall provide such information as may reasonably be requested by the Board under Section 15(c) of the 1940 Act in connection with its annual consideration of this Agreement.
(i)In performing investment advisory services for each Fund, the Adviser shall make every effort to ensure that each Fund complies with: (i) Section 817(h) of the Code and the regulations issued thereunder, as amended from time to time, relating to the diversification requirements for variable annuity, endowment, and life insurance contracts; and (ii) any applicable state insurance law restrictions on investments that operate to limit or restrict the investments that a Fund may otherwise make.
(j)3.     General Management Duties and Responsibilities of the Manager. The Manager shall provide or arrange to provide all custody, transfer agency, dividend disbursing, legal, accounting, and administrative services necessary for the operation of the Fund, including, without limitation, the following services:
(a)Custody services including, but not limited to:
(i)placing and maintaining each Series’ securities, cash or other investments pursuant to the requirements of Section 17(f) of the 1940 Act and the rules thereunder;
(ii)holding and physically segregating for the Fund’s account, all of the Fund’s assets, including securities that the Fund desires to be held in places within the United States (“domestic securities”) or in places outside the United States (“foreign securities”);
(iii)releasing and delivering domestic securities owned by the Fund only upon receipt of instructions from persons and by means authorized by the Board;
(iv)assuring that all domestic securities held are registered in the name of the Fund or in the name of any nominee of the Fund or of any nominee of the Manager or any Service Provider acting as custodian which nominee shall be assigned exclusively to the Fund, unless the Fund has provided written authorization to use a nominee not meeting the above requirement;
(v)maintaining a separate bank account(s) in the United States in the name of the Fund, and holding all cash received by it from or for the account of the Fund in such account;

(vi)collecting on a timely basis all income and other payments with respect to securities to which the Fund shall be entitled either by law or pursuant to custom in the securities business;
(vii)paying out monies of the Fund upon receipt of instructions from persons and by means authorized by the Board;
(viii)appointing or removing, in its discretion, any other entity qualified under the 1940 Act to act as a custodian, as its agent to carry out any custody duties;
(ix)employing, in the discretion of the Manager or a Service Provider employed by the Manager, other parties as sub-custodians for the Fund’s domestic securities or foreign securities. With respect to the Fund’s foreign securities, such employment shall be effected and such foreign securities shall be maintained in accordance with the provisions of Rule 17f-5 under the 1940 Act, as such provisions may be amended from time to time, provided that the Manager or a Service Provider employed by the Manager shall furnish annually to the Fund information concerning the Service Provider or sub- custodians employed by the Manager or other Service Provider;
(x)creating and maintaining all records relating to its activities and obligations under any contract relating to the Fund or a Series thereof in accordance with the provisions of Section 31 of the 1940 Act and Rules 31a-1 and 31a-2 under the 1940 Act. Such records shall be the property of the Fund and shall at all times during the regular business hours of the Manager (or separate Service Provider acting as custodian) be open for inspection by duly authorized officers, employees or agents of the Fund and employees and agents of the SEC; and
(xi)performing or arranging for the performance of any other usual duties and functions of a custodian for a registered investment company;
(b)Transfer agency services, including, but not limited to:
(i)receiving for acceptance, orders for the purchase of Fund shares, and promptly delivering payment and appropriate documentation thereof to any Service Provider acting as custodian;
(ii)issuing, pursuant to purchase orders, the appropriate number of the Fund’s shares and holding such shares in the appropriate account;
(iii)receiving for acceptance redemption requests and redemption directions and delivering the appropriate documentation to any Service Provider acting as custodian;
(iv)effecting transfers of Fund shares by the registered owners thereof upon receipt of appropriate instructions;
(v)preparing and transmitting payments for dividends and distributions declared by the Fund;
(vi)maintaining records of accounts for shareholders and advising the Fund and its shareholders as to the foregoing;
(vii)handling shareholder relations, and providing reports and other information and services related to the maintenance of shareholder accounts;

(viii)recording the issuance of shares of the Fund and maintaining pursuant to Rule 17Ad-10(e) under the 1934 Act a record of the total number of shares of the Fund that are authorized, based upon data provided by the Fund, and issued and outstanding; and
(ix)performing or arranging for the performance of any other customary services of a transfer agent or dividend-disbursing agent for a registered investment company;
(c)The calculation of the net asset value of each Series and the net asset value per share of each class of shares at such times and in such manner as specified in the Fund’s Registration Statement and at such other times upon which the parties hereto may from time to time agree; and
(d)The creation and maintenance of such records relating to the business of the Fund as the Fund may from time-to-time reasonably request.
The Manager may contract with qualified Service Providers for the provision of any of the services necessary for the operation of the Fund as described in this Section 3. Where the Manager engages separate Service Providers, the Manager shall also, on behalf of the Fund, coordinate the activities of such Service Providers, as well as other agents, attorneys, brokers and dealers, insurers, sub-advisers, and such other persons in any such other capacity deemed to be necessary or desirable. The Manager shall make reports to the Board of its performance hereunder and shall furnish advice and recommendations with respect to such other aspects of the business and affairs of the Fund as the Board or the Manager shall consider desirable.
4.Allocation of Expenses.
(a)Expenses of the Manager. The Manager assumes the expense of and shall pay for maintaining the staff and personnel necessary to perform its obligations under this Agreement, and shall at its own expense provide the office space, equipment, and facilities that it is obligated to provide under this Agreement, and shall pay all compensation of officers of the Fund and all trustees of the Fund who are affiliated persons of the Manager, except as otherwise specified in this Agreement. Except for those expenses assumed by the Fund as provided in Section 4(b) below, the Manager shall bear all of the Fund’s expenses including, but not limited to: custodian fees; transfer agent fees; pricing costs (including the daily calculation of net asset value); accounting fees; legal fees (except extraordinary litigation expenses); expenses of shareholders’ and/or trustees’ meetings; bookkeeping expenses related to shareholder accounts; insurance charges; cost of printing and mailing shareholder reports and proxy statements; costs of printing and mailing registration statements and updated prospectuses to current shareholders; and the fees of any trade association of which the Fund is a member.
(b)Expenses of the Fund. The Fund assumes and shall pay or cause to be paid the following expenses of the Fund, including, without limitation: compensation of the Manager; fees of members of the Board who are not parties to this Agreement or interested persons of any such party (the “Independent Trustees”); fees and expenses of the Fund’s independent registered public accountant; brokerage commissions and other expenses incurred in the acquisition or disposition of any securities or other investments; costs of borrowing money. including the interest expense, and overdrafts (if any); taxes; and extraordinary expenses (including extraordinary litigation expenses and/or extraordinary consulting expenses) as approved by a majority of the Independent Trustees. With respect to fees and expenses of the Fund that are incurred jointly on behalf of one or more Series, such fees and expenses shall be allocated among the affected Series pro rata based on their respective net assets, or in such other manner as the Fund considers fair and reasonable. Fees and expenses of the Fund that are incurred on behalf of a specific Series will be allocated to that Series only.

5.Compensation of the Manager.
(a)For the services rendered, the facilities furnished, and expenses assumed by the Manager, the Fund shall pay to the Manager at the end of each calendar month a unitary fee calculated as a percentage of the average value of the net assets each day for each Series during that month at the annual rates set forth in Exhibit A hereto. The Manager’s fee shall be accrued daily at 1/365th of the applicable annual rate (or 1/366th of the applicable annual rate in leap years). For the purpose of accruing compensation, the net assets of each Series shall be determined in the manner and on the dates set forth in the Declaration of Trust or the Registration Statement and, on days on which the net assets are not so determined, the net asset value computation to be used shall be as determined on the immediately preceding day on which the net assets were determined.
(b)In the event of termination of this Agreement, all compensation due through the date of termination will be calculated on a pro-rated basis through the date of termination and paid within 15 business days of the date of termination. During any period when the determination of net asset value is suspended, the net asset value of a Series as of the last business day prior to such suspension shall for this purpose be deemed to be the net asset value at the close of each succeeding business day until it is again determined.
(c)With respect to any Series and from time to time, the Manager may contractually or voluntarily agree to waive any portion of its unitary fee and/or reimburse the Series’ operating expenses to ensure that the Series’ operating expenses do not exceed certain expense limitations; provided that the Manager does not have the right to recoup any previously waived/reimbursed fees. The Manager also may permanently reduce the amount of the unitary fee for one or more Series under such terms as it may determine by written notice thereof to the Fund. The Manager shall have the right to make payments out of its unitary fee or other resources to others, as it solely determines.
6.Limitation of Liability. In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties under this Agreement on the part of the Manager, the Manager shall not be liable to the Fund or to any of the Series or to any shareholder for any act or omission in the course of or connected in any way with rendering services to the Fund and its Series or for any losses that may be sustained in the purchase, holding, or sale of any security or other investment of a Fund. Notwithstanding the foregoing, federal securities laws and certain state laws impose liabilities under certain circumstances on persons who have acted in good faith, and, therefore, nothing herein shall in any way constitute a waiver or limitation of any rights which the Fund, any Series or any shareholder of the Series may have under any federal securities or state law.
7.Services Not Exclusive. Nothing in this Agreement shall prevent the Manager or any officer, employee or other affiliate thereof from acting as investment adviser for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Manager or any officers, employees or agents from buying, selling or trading any securities for its own or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Manager will undertake no activities which, in its judgment, will adversely affect the performance of its obligations under this Agreement.
8.Term of Agreement. This Agreement shall become effective for each Series as of the date hereof, and shall continue in effect with respect to each Series for two years from the effective date. Thereafter, this Agreement shall continue for successive periods of one year if such continuation is specifically approved at least annually by: (i) the vote of a majority of the Board, including a majority of the Independent Trustees, cast in the manner required by the 1940 Act and the rules or exemptive relief thereunder; or (ii) the vote of a majority of the outstanding voting securities of each Series. If a Series is added after the date first written above, this Agreement will be effective as to that Series upon its approval in accordance with the requirements of the 1940 Act and upon execution of an amendment to

Exhibit A, and will continue in effect with respect to such Fund in accordance with the requirements of the 1940 Act.
9.Termination. This Agreement may be terminated at any time as to any Series or to all Series, without penalty, by the Board, or by the shareholders of a Series or all Series acting by the vote of at least a majority of the outstanding voting securities of the Series or all Series, as the case may be, provided in either case that 60 days’ written notice of termination is given to the Manager. This Agreement may also be terminated by the Manager at any time by giving 60 days’ written notice of termination to the Fund.
10.Assignment; Amendment.
(a)This Agreement shall terminate automatically in the event of any assignment of the Agreement.
(b)This Agreement may be amended by the mutual consent (in writing) of the parties, provided that the terms of each such amendment shall be approved by: (i) the vote of a majority of the Board, including a majority of the Independent Trustees, cast in the manner required by the 1940 Act and the rules or exemptive relief thereunder; and (ii) if necessary, the vote of a majority of the outstanding voting securities of each Series.
11.Miscellaneous.
(a)Name of Fund. The Fund shall have the exclusive right to the use of the name “Ultra Series Funds” as long as this Agreement is in effect.
(b)Use of Terms. The terms “affiliated person,” “interested person,” “assignment,” “broker,” and “majority of the outstanding voting securities” as used herein, shall have the same meanings as in the 1940 Act and any applicable regulations thereunder.
(c)Control of Manager. The Manager is controlled by Madison Investment Holdings, Inc. (“MIH”) located in Madison, Wisconsin. Because of this relationship, the Manager shares personnel and resources with MIH and its other affiliates. As such, individuals performing services for, and resources utilized by, the Manager may also perform services for and be utilized by MIH and its other affiliates.
(d)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, provided, however, that nothing herein shall be construed in a manner that is inconsistent with the 1940 Act, the Advisers Act or the rules and regulations promulgated with respect to such respective acts.
(e)Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.
(f)Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts and by exchange of original and/or electronic (.PDF and/or DocuSign) signature pages, all of which shall be considered but one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed on their behalf by their respective officers duly authorized, as of the date set forth above.
ULTRA SERIES FUND
On behalf of the Series set forth on Exhibit A hereto
By: /s/ Patrick F. Ryan
Patrick F. Ryan, President
MADISON ASSET MANAGEMENT, LLC
By: /s/ Steve J. Fredricks
Steve J. Fredricks, Chief Legal Officer

Exhibit A

Series Name	Unitary Fee
Conservative Allocation Fund	0.30%
Moderate Allocation Fund	0.30%
Aggressive Allocation Fund	0.30%
Core Bond Fund	0.55%
High Income Fund	0.75%
Diversified Income Fund	0.25%
Large Cap Value Fund	0.60%
Large Cap Growth Fund	0.80%
Mid Cap Fund	0.90%
International Stock Fund	1.15%

Executed as of this 1st day of December, 2023.

ULTRA SERIES FUND

By:
Patrick F. Ryan, President

MADISON ASSET MANAGEMENT, LLC
By:
Steve J. Fredricks, Chief Legal Officer